Sheet1

CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/28/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the twelve-month period ended February 28, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/08/2000	$12,375	GTE Corporation	5.82%	03/17/2000
08/09/2000	30,000	British Telecommunication	6.52	08/30/2000
01/03/2001	22,207	Atlantis One Funding	6.52	02/02/2001
01/08/2001	39,000	Atlantis One Funding	6.52	02/02/2001

Last Updated on 04/26/2001
By Win95 User